UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2018 (May 14, 2018)

New Senior Investment Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36499	80-0912734
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor New York, New York		10105
(Address of principal executive offices)		(Zip code)

212-479-3140

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on May 9, 2018, New Senior Investment Group Inc. (the “Company”), through certain of its wholly owned subsidiaries, as landlords (collectively, the “Landlords”), and certain affiliates of Holiday Retirement (“Holiday”), as tenants (collectively, the “Tenants”), entered into a Lease Termination Agreement (the “Lease Termination Agreement”) with respect to two triple net leases, each dated December 23, 2013 (collectively, the “Master Leases”), relating to 51 independent living senior housing facilities owned by the Company (the “Holiday Portfolio”). Pursuant to the Lease Termination Agreement, the parties agreed to terminate the Master Leases upon the satisfaction of certain conditions, including a condition that the Company refinance the Holiday Portfolio on or before May 21, 2018.

On May 14, 2018, certain wholly owned subsidiaries of the Company, as borrowers (collectively, the “Borrowers”), entered into a one-year term loan with JPMorgan Chase Bank, National Association (“Lender”) in the original principal amount of $720 million (the “Loan” and the agreements evidencing the same, the “Loan Documents”), including (i) a mortgage loan in the original principal amount of $625 million (the “Mortgage Loan”), which is secured by the Holiday Portfolio and (ii) a mezzanine loan in the original principal amount of $95 million, which is secured by a pledge of the equity interests of the Borrowers of the Mortgage Loan.

The Loan bears interest at a rate per annum equal to the sum of (i) LIBOR and (ii) 4.0% through the sixth monthly payment date, 4.5% after the sixth monthly payment date and 5.0% after the ninth monthly payment date. The Loan is subject to a 0.75% origination fee and certain exit fees payable to the originating Lender for prepayment under certain circumstances. The Loan Documents contain customary representations, warranties and covenants, including, but not limited to, a requirement that the Borrowers maintain a minimum debt yield ratio throughout the term of the Loan. In addition, the Loan Documents include customary events of default for financings of this type (with customary grace periods, as applicable).

Pursuant to the Loan Documents, the Company has guaranteed certain of the Borrowers’ obligations, including repayment of up to $50 million of the principal amount of the Loan. Pursuant to such guaranty, the Company is required to maintain a minimum net worth of $150 million and liquidity of at least $15 million.

On May 14, 2018, the Company used the funds from the Loan to prepay all amounts due and owing under the loan facilities entered into on December 23, 2013 by and between wholly owned subsidiaries of the Company, as borrowers, and GS Commercial Real Estate LP, as lender, which were secured by the Holiday Portfolio. The Company incurred prepayment fees and expenses of approximately $62 million.

On May 14, 2018, all of the conditions to the effectiveness of the termination of the Master Leases were satisfied. Accordingly, pursuant to the Lease Termination Agreement, (i) the Tenants paid to the Landlords a fee of $70 million and forfeited to the Landlords security deposits in the aggregate amount of approximately $46 million, (ii) the Master Leases were terminated, and (iii) the parties entered into a property management agreement for each facility in the Holiday Portfolio, which continues to be owned by the Company, pursuant to which Holiday will manage the Holiday Portfolio.

The foregoing description of the Loan Documents and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Loan Documents, copies of which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan Agreement, dated as of May 14, 2018, by and among the entities listed on Schedule 1-A thereto, as borrower, and Lender

10.2	Mezzanine Loan Agreement, dated as of May 14, 2018, by and among NIC 12 Owner LLC and NIC 13 Owner LLC, as borrower, and Lender

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW SENIOR INVESTMENT GROUP INC.

Date: May 16, 2018	By:	/s/ Bhairav Patel
Bhairav Patel
Interim Chief Financial Officer, Treasurer, and Chief Accounting Officer